                                                                  EXHIBIT 2.3


                          El Paso Natural Gas Company
                             One Paul Kayser Center
                            100 North Stanton Street
                              El Paso, Texas 79901

                               December 11, 1996

New Tenneco Inc.
1275 King Street
Greenwich, CT 06831


Ladies and Gentlemen:

     This letter is to confirm certain understandings of El Paso Natural Gas Company ("El Paso") and New Tenneco Inc. ("New Tenneco") relating to the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") dated as of June 19, 1996 among El Paso, El Paso Merger Company and Tenneco Inc. ("Tenneco") and the Debt and Cash Allocation Agreement (including the schedules thereto, the "Debt and Cash Agreement") dated the date hereof among Tenneco, Newport News Shipbuilding Inc. and New Tenneco.

     Capitalized terms used but not defined in this letter agreement have the respective meanings ascribed to them in the Merger Agreement or the Debt and Cash Agreement, as the case may be, it being understood that the term ("Effective Time" has the meaning set forth in the Merger Agreement except where such term is used in connection with adjustments to the Base Amount, in which case "Effective Time" has the meaning set forth in the Debt and Cash Agreement.

     1. The Base Amount shall be reduced by the cash proceeds received by Tenneco and its Subsidiaries, during the Pre-Closing Period, from sales of assets (other than inventory or services in the ordinary course of business consistent with past practice) by the entities comprising the Tenneco Ventures business during the Pre-Closing Period. The estimate of this amount is set forth in Schedule A hereto under (c)(6) of "Subtraction from Base Amount."

     2. New Tenneco and its Subsidiaries will be entitled to retain the amount received by Tenneco and its Subsidiaries with respect to the Poe Note and the sale of the property securing such note (sometimes referred to as the San Emedio Ranch).


     3. New Tenneco and its Subsidiaries will be entitled to retain any and all regular and/or extraordinary dividends received by Tenneco and/or its Subsidiaries with respect to its investment in Oasis Pipeline from June 19, 1996 to the Effective Time.

New Tenneco Inc.
December 11, 1996
Page 2


        4. New Tenneco shall indemnify and hold harmless Tenneco, the Energy Subsidiaries and their respective Affiliates (the "Energy Entities") from and against all fines and penalties incurred by the Energy Entities arising out of or resulting from the failure of Tenneco or any of its Subsidiaries to take any action required to be taken, or to duly make any filing or obtain any consent required to be made or obtained from any Governmental Authority, under any state or local Environmental Laws (as defined in the Distribution Agreement), including, without limitation, the New Jersey Industrial Site Remediation Act
(ISRA), in connection with the transactions contemplated by the Merger Agreement or the Distribution Agreement. New Tenneco's agreement to indemnify the Energy Entities under this paragraph does not in any way change, alter and/or modify the provisions of the Merger Agreement and/or the Distribution Agreement as such provisions pertain to the remediation of the assets of the Energy Entities. Notwithstanding any of the provisions of the Environmental Laws, the provisions of the Merger Agreement and/or the Distribution Agreement shall determine which Person (as defined in the Distribution Agreement) has the obligation to remediate any asset of the Energy Entities. To the extent that any fine and/or penalty imposed, or sought to be imposed, by any Governmental Authority includes the remediation of any asset of the Energy Entities, any such remediation will be performed and financed by the Person who has that obligation under the Merger Agreement and/or the Distribution Agreement.

        5. The Base Amount shall be reduced by $7,500,000 to reflect certain adjustments arising out of the Effective Time occurring at 12:01 a.m. on December 12, 1996.

        6. New Tenneco shall pay all fees and expenses for printing and mailing relating to the transactions contemplated by the Merger Agreement and the Distribution Agreement (estimated to be approximately $13,000,000) and, in connection therewith, the Base Amount shall be increased by $1,753,939 and Tenneco and El Paso and their Subsidiaries shall have no liability with respect thereto.

        7. The Actual Energy Expenditures Amount shall include actual cash expenditures of $20,000,000 paid by Tenneco and its Subsidiaries after December 31, 1995 through the Effective Time with respect to capital expenditures of the Energy Business (determined on a basis consistent with past accounting practices of the Energy Business) incurred (but not paid for) prior to January 1, 1996.

New Tenneco Inc.
December 11, 1996
Page 3


     8. New Tenneco shall be responsible for all severance benefit payments, estimated to be $356,250, made to Thomas C. Livengood and Tenneco and El Paso and their Subsidiaries shall have no liability with respect thereto, provided that the Base Amount shall be increased by 50% of the amount of such payments.

     9. Schedule A hereto contains the Purchase Price Adjustment Schedule reflecting the parties' calculations as of the date hereof of the estimated amount of the Actual Energy Debt Amount, the Base Amount, the Actual Energy Expenditures Amount, Cash and Cash Equivalents of Tenneco and the Energy Subsidiaries and various items included in such calculations. The methodology for calculating the amounts set forth on such schedule has been agreed by the parties and is reflected therein. Except in the case of items marked with an asterisk on Schedule A the amounts of which shall be conclusive and binding on the parties absent manifest mathematical error in the calculation of such amounts, the amount of each item set forth on such Schedule is a preliminary estimate only and is subject to post-closing adjustment pursuant to the procedures set forth in the Debt and Cash Agreement.


                                            Very truly yours,

                                            EL PASO NATURAL GAS COMPANY


                                            By:   /s/  BRITTON WHITE, JR.
                                                --------------------------
                                                 Britton White, Jr.
                                                 Senior Vice President
                                                   and General Counsel


Agreed and Acknowledged:

NEW TENNECO INC.


By: /s/  KARL A. STEWART
   ----------------------
    Karl A. Stewart
    Vice President and
      Secretary

                                FINANCIAL REPORT


Reference                               Page     Tenneco El Paso Merger                                 Fixed Schedule 5:25 p.m.
                                                 Debt True Up - Calculation of "Base Amount"                            12/11/96
All references are to
Exhibit C to Distribution Agreement:
Debt and Cash Allocation Agreement                                                                  $ thousands        attachment
------------------------------------                                                                -----------        ----------
Item 1 paragraph(g)                    A-C-2    Initial Base Amount per merger agreement              2,650,000.0*

                                                Additions to Base Amount
Item 1 paragraph (g) point (i) A       A-C-2      A) GSR payments net of all GSR collections
                                                     from signing to closing                                               A,B2
                                                     (1) Payments(*)
                                                           TransTexas                                   125,000.0*          B2
                                                            Lenape (Coastal Litigation &
                                                              Bond Payment)                             193,760.0*          B2
                                                            Other                                        86,500.0           B2
                                                     (2) Collections (-)                                (94,720.0)          B2

Item 1 paragraph (g) point (i) B       A-C-2      B) Purchase price paid to acquire additional
                                                     interest in Oasis                                       -- *

Item 1 paragraph (g) point (i) C       A-C-2      C) Litigation payments net of all cash payments
                                                     received by Tenneco
                                                     (1) Payments (+)                                         --
Schedule #4 to Exhibit C, Item 7       A-C-14               ICH (up to $19.0 million)                         --
Schedule #4 to Exhibit C, Item 8       A-C-14        (2) Collections (-)                                    620.2            A

Item 1 paragraph (g) point (i) D       A-C-3      D) Expenditures for:
Schedule #4 to Exhibit C, Item 1       A-C-13        (1) Indonesia                                       23,508.9            C2
Schedule #4 to Exhibit C, Item 2       A-C-13        (2) Orange                                              36.6             D
Schedule #4 to Exhibit C, Item 3       A-C-13        (3) Australia Infrastructure Bonds                   1,376.3            D2

Schedule #4 to Exhibit C, Item 12                 E) Tenneco Bonus Portion of 1996 Bonus Amount
                                                     (if applicable)                                      1,116.2*

Side Letter                                       F) Tenneco Portion of Proxy Printing Costs              1,753.9*

Item 1 paragraph (g) point (ii)        A-C-3    Subtraction from Base Amount
Item 1 paragraph (g) point (ii) A      A-C-3      A) New Preferred Shares value                        (300,000.0)*

                                                  B) Project Monetizations/Off balance sheet
                                                     financings
Schedule #4 to Exhibit C, Item 1       A-C-13        (1) Indonesia                                            --  *
Schedule #4 to Exhibit C, Item 2       A-C-13        (2) Orange                                               --  *
Schedule #4 to Exhibit C, Item 3       A-C-13        (3) Australia Infrastructure Bonds                 (14.317.0)            E

Schedule #4 to Exhibit C, Item 4       A-C-13     C) Asset Sales
                       paragraph (a)   A-C-13        (1) Microwaves                                      (8,821.5)*           F
Schedule #4 to Exhibit C, Item 5                     (2) Surplus real estate
                       paragraph (a)   A-C-14              Ingleside, Texas                                   --  *           F
                       paragraph (b)   A-C-14              Westchase Development                              --  *           F
                       paragraph (c)   A-C-14              Post Oak Ranch                                (2,120.0)*           F
                                                           Other                                         (1,400.2)*           F
Schedule #4 to Exhibit C, Item 6       A-C-14        (3) Gas Turbines                                         --  *
Schedule #4 to Exhibit C, Item 11      A-C-14        (4) Tenneco Ventures                                         *
                                                     (5) Other                                           (3,958.2)*           F
                                                     (6) Other - Sale of Ventures Properties             (1,188.3)

Schedule #4 to Exhibit C, Item 9       A-C-14     D) Hedging transactions                                     --

Schedule #4 to Exhibit C, Item 10      A-C-14     E) Rate refund obligation to customers               (160,736.2)(i)         G

Schedule #4 to Exhibit C, Item 12      A-C-14     F) Unpaid 1996 bonus amount (if applicable)            (1,992.0)*

                                                  G) Agreed Closing Adjustments                          (7,500.0)*
                                                                                                     ------------
                                                       Total Base Amount                             $2,487,118.7
                                                                                                     ============

                                                  Tenneco Revolver Calculation

                                                       Total Base Amount                             $2,487,118.7

                                                       Less
                                                         Outstanding Debt, Transaction Expenses,
                                                           Taxes
                                                         Dividends and ASCC interest and expense        322,873.3

                                                         Accrued interest on the Revolver                  (487.8)
                                                                                                     ------------
                                                        Tenneco Revolver                              2,163,757.6
                                                                                                     ============

                                                         Actual Energy Debt
                                                           All except for Revolver P&I                  322,873.3
                                                           Revolver Accrued Interest                        487.8
                                                           Revolver Principle                         2,163,757.6
                                                                                                     ------------
                                                           Total Actual Energy Debt                  $2,487,118.7
                                                                                                     ============

(i) The parties agree that the Rate refund obligation to customers includes amounts to be paid to customers as a rate refund (including amounts related to depreciation) plus interest through December 11, 1996.

Reference                            Page       Tenneco/El Paso Merger
                                                Debt True Up - Calculation of "Actual Energy Debt Amount"
All references are to
Exhibit C to Distribution Agreement:                                                         $ thousands      attachment
Debt and Cash Allocation Agreement
------------------------------------                                                         -----------      ----------
Item (i) paragraph 1.(a)             A-C-1      Outstanding Amount of Tenneco
                                                  Revolver & Interest                        2,164,245.4

Item (ii) paragraph 1.(a)            A-C-1      Consolidated Public Debt Value                 261,536.5*

Item (iii) paragraph 1.(a)           A-C-1      Outstanding Principle amount of
                                                  Tenneco & Energy Businesses, plus
                                                  interest fees and expenses.                   51,061.0*

Item (iv) paragraph 1.(a)            A-C-1      Unpaid Transaction Costs                               -

Item (v) & (vi) paragraph 1.(a)      A-C-1      Restructuring Taxes                              4,153.8

Item (vii) paragraph 1.(a)           A-C-2      Oasis off balance sheet financing                      -

Item (viii) paragraph 1.(a)          A-C-2      Dividends
                                                  Common Stock                                         -
                                                  $4.50 Preferred Stock                          3,617.0*
                                                  $7.40 Preferred Stock                            724.0*

Item (ix) paragraph 1.(a)            A-C-2      Dividends Accrued on NPS                         1,627.0*

paragraph 1.(a)                      A-C-2      ASCC Expenses                                      154.0

                                                      Total Actual Energy Debt              $2,487,118.7
                                                                                            ============

                                                      Revolver & Interest                   $2,164,245.4
                                                      All Other                               $322,873.3


                                                Tenneco Revolver Calculation

                                                      Total Base Amount                     $2,487,118.7

                                                      Less
                                                        Outstanding Debt, Transaction
                                                        Expenses, Taxes Dividends and
                                                        ASCC interest and expense              322,873.3

                                                      Tenneco Revolver and interest          2,164,245.4
                                                                                            ------------

                                                      Actual Debt                            2,487,118.7
                                                                                            ------------

                                                        Tenneco Revolver                     2,163,757.6
                                                        Tenneco Interest                           487.8

Reference                            Page  Tenneco/El Paso Merger
                                           Cash True Up -- Calculation of "Guaranteed Energy Cash Amount"

All references are to
Exhibit C to Distribution Agreement:
Debt and Cash Allocation Agreement                                                                        $ thousands   attachment
------------------------------------                                                                      -----------   ----------
Item 1 paragraph 5 point (i)         A-C-5   Initial Base Amount per merger agreement                        25,000.0*
                                                                                                            ---------
Item 1 paragraph 5 point (ii)        A-C-5   Changes to the Base Amount
                                               Factored Proceeds
                                                 A) Tenneco Allocation Percentage                                 0.8
                                                 multiplied by the lessor of
                                                 B) (i) $100 Million                                        100,000.0
                                                 B) (ii) $ The total of the factored proceeds               100,000.0

                                                 Sub Total from Factoring                                    61,904.8*
                                                                                                            ---------

Item 1 paragraph 5 point (iii)       A-C-5     Receivables (the lessor of)
                                                 A) Section 5 amount owing to ASCC                                  -
                                                 B) Total amount of Receivables Collected                           -
                                                 Sub Total from Receivables                                         -
                                                                                                            ---------

                                                   Guaranteed Energy Cash Amount                             88,904.8*
                                                                                                            ---------
                                                   Actual Energy Cash
Account Listing                                      TE Accounts                                             20,337.8
Account Listing                                      TMC Discontinued Operations Accounts                    15,056.8
Merger Agreement B-39 Item 10.1(c)                   Tax Escrow Account                                       5,000.0
                                                     Required Cash at TGPL Account                           45,510.2
                                                                                                            ---------


                                                     Total Actual Energy Cash                                86,904.8
                                                                                                            =========

                                 TENNECO ENERGY
                 ACTUAL ENERGY EXPENDITURES AMOUNT CALCULATION
                               DECEMBER 11, 1996

Capital bookings through November (A)                                                              $290,738,936 A

Less: Items accrued but not paid as of November 30, 1996
      Accrued in IMPACS                                                        (1,511,277)B
      Accrued by Disbursements Dept                                            (3,421,403)C
      Accrued by Reports Dept                                                  (4,415,732)D
      Accrued by Ventures                                                      (2,463,541)E
      Accrued by Brisbane (Queensland)                                        (14,680,394)F         (26,492,347)
                                                                              -----------

Plus: December 1996 cash payments
      Houston (through December 10)                                             7,278,699 G
      Houston -- Dry Hole                                                         330,000
      Houston (December 11)                                                       833,980 N
      Brisbane (Queensland)                                                     2,870,262 H          11,312,941
                                                                              -----------          ------------

Cash paid (1995 year-end accruals)
      Accrued in IMPACS                                                         9,698,503 M
      Accrued by Int'l Acct -- EEC JV stock                                    12,000,000 I
      Accrued by Brisbane Acct -- Queensland                                   15,851,929 J
      Accrued by Disbursements -- Miscellaneous International                     287,834 K
      Accrued by Disbursements -- Transportation                                6,027,039 K
      Accrued by Disbursements -- Resources                                       257,235 K
      Accrued by Ventures Acct                                                  5,785,021 L
      Accrued by Reports - Western Market Center                                  130,000
      Accrued by Reports -- Altamont                                               30,000            50,067,561
                                                                              -----------          ------------

Less: Adjustment for Limitation to $20,000,000.00 on 1995
      year-end accruals paid in 1996.                                                               (30,067,561)*
                                                                                                   ------------

ACTUAL ENERGY EXPENDITURES AMOUNT                                                                  $295,559,530*
                                                                                                   ============

(A) Excludes Ruhrgas $41.0 MM and EEC and Ark capital from June 19, 1996 through December 11, 1996